EXHIBIT 10.26

AK STEEL HOLDING CORPORATION

STOCK INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

Recipient:	Date of Award: / /

Target Number of Performance Shares subject to this Award (“Target”):

1.	AK Steel Holding Corporation (“AKS”) hereby grants Recipient this Performance Share Award (“Award”) which represents Recipient’s right to earn and receive shares of AKS common stock (“Performance Shares”) depending on AKS’s level of achievement of certain Performance Goals during the Performance Period as set forth herein. This Award is subject to the terms and conditions of the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of January 20, 2005) (“Plan”) and is contingent upon approval of the Plan and the award by AKS shareholders. Recipient acknowledges receipt of a copy of the Plan as in effect on the date of this Award and agrees that the Plan, as it may hereafter be amended, is incorporated herein by this reference.

2.	As set forth below, this Award grants Recipient the opportunity to earn Performance Shares based on the Threshold, Target, and Maximum percentages in the first column of the Performance Matrix set forth below. The Threshold, Target, and Maximum percentages correspond to AKS’s level of achievement during the Performance Period of the Performance Goals in the second and third columns. Each of the Performance Goals shall apply separately to 50% of the Performance Shares subject to this Award.

• Performance Period:	1/1/05 through 12/31/07

• Performance Goals:	Total Shareholder Return (“TSR”)* Relative to S&P 400 Midcap Index; and

Compounded Annual Growth Rate (“CAGR”) of Price Per Share

• Performance Matrix:

Performance Shares Earned	AKS TSR Relative to S&P 400 Midcap Index	AKS Stock Price†
Threshold (50% of Target)	25th Percentile	5% CAGR ($16.07)
Target (100%)	Median	7.5% CAGR ($17.24)
Maximum (150% of Target)	75th Percentile	10% CAGR ($18.47)

*	Total Shareholder Return is based on appreciation in stock price and reinvestment of dividends.
†	The stock price on which CAGR is based is $13.88 per share, which is the average closing price of AKS stock for the last twenty trading days in December, 2004. At completion of the Performance Period, the average closing price of AKS stock for the last twenty trading days in December, 2007 will be used to determine the CAGR as of December 31, 2007.

3.	Upon completion of the Performance Period, the level of achievement of each Performance Goal will be assessed and the corresponding number of Performance Shares determined and paid to Recipient. If Threshold performance is not achieved with respect to a Performance Goal as of the end of the Performance Period, then none of the Performance Shares tied to that Performance Goal would be earned or paid out under this award. Straightline interpolation will be used for achievement of Performance Goals between the indicated performance levels in the Performance Matrix. The cumulative value of any dividends which would have been paid with respect to earned Performance Shares during the Performance Period shall be paid to Recipient in whole shares at the same time the earned Performance Shares are paid. Such earned Performance Shares and shares attributable to dividends will be paid to Recipient as soon as administratively feasible after completion of the Performance Period.

Example: Assume that for the Performance Period AKS achieves the 40th percentile with respect to TSR, 8% CAGR with respect to stock price, and paid no dividends. Recipient would earn Performance Shares as follows:

TSR

80% (i.e., interpolating, each 5 points below the median 50th percentile is equal to a decrease of 10 percentage points in the TSR payout, down to the threshold of 50%, below which nothing is paid) X 50% of Target

CAGR

110% (i.e. interpolating, each .5 points above the 7.5% CAGR is equal to an increase of 10 percentage points in the CAGR payout, up to the maximum of 150% payout at a CAGR of 10%) X 50% of Target

4.	No rights under this Award or Performance Shares subject to this Award may be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated unless and until they have been earned and received in accordance with this Award Agreement.

5.	Stock certificates evidencing Performance Shares earned under the Plan shall be issued in the sole name of Recipient.

6.	The obligations of AKS to issue or transfer shares awarded under the Plan shall be subject to compliance with all applicable government rules, regulations and administrative actions and the effectiveness of a registration statement under the Securities Act of 1933.

AK Steel Holding Corporation

By:
James L. Wainscott
President and Chief Executive Officer